Exhibit 99.1

MRC GLOBAL ANNOUNCES FIRST QUARTER 2015 RESULTS

Sales of $1.292 billion

Net income of $29 million

Diluted EPS of $0.28 per share

Adjusted EBITDA of $87 million

Houston, TX – April 30, 2015 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today announced first quarter 2015 results.

The company’s sales were $1.292 billion for the first quarter of 2015, which were 1% lower than the first quarter of 2014 and 14.5% lower than the fourth quarter of 2014. As compared to the first quarter of 2014, sales were negatively impacted by $46.1 million in the first quarter of 2015 due to weaker foreign currencies relative to the U.S. dollar.  Net income for the first quarter of 2015 was $29.1 million, or $0.28 per diluted share, compared to a first quarter 2014 net income of $23.5 million, or $0.23 per diluted share.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer, stated, "The first quarter results were in line with our expectations and our plan remains unchanged. We will continue to focus on generating cash, reducing debt and driving gains in market share. We generated $116 million cash flow from operations during the first quarter and reduced net debt by $105 million. We expect to generate $350-$450 million in cash from operations this year. While upstream activity has declined, the actions we took to reduce costs have positioned us well and our Adjusted EBITDA margins improved to 6.7% in the first quarter of 2015.”

MRC Global’s first quarter 2015 gross profit of $219.9 million, or 17.0% of sales, declined from first quarter 2014 gross profit of $232.1 million, or 17.8% of sales. The 80 basis point decline was a result of the impact of product mix changes and margin pressure in certain product categories related to the decline in oil prices. Gross profit for the first quarter 2015 and 2014 reflected a benefit of $0.2 million and a charge of $1.3 million,  respectively, in cost of sales relating to the use of the LIFO method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $159.4 million, or 12.3% of sales, for the first quarter of 2015 compared to $171.4 million, or 13.1% of sales, for the same period of 2014.  SG&A for the first quarter of 2015 included $1.8 million of severance and related charges resulting from cost reduction efforts as well as $2.9 million of incremental expenses related to our MSD Engineering Pte. Limited (“MSD”) and Hypteck AS (“Hypteck”) acquisitions. No such severance charges occurred during the first quarter of 2014.

Adjusted EBITDA was $86.7 million for the first quarter of 2015 compared to $84.0 million for the same period in 2014.  Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Sales by Segment

U.S. sales in the first quarter of 2015 were $971.8 million, an increase of 2.5% from the same quarter in 2014. The increase was attributable to increased midstream sales, including organic growth of 21.3%. Growth in the midstream sector was offset by reduced customer spending in the upstream sector.

Canadian sales in the first quarter of 2015 were $119.4 million, down 28.2% from the same quarter in 2014. The decrease in Canadian sales reflected a $53 million decrease in the upstream business primarily due to a decline in customer spending. Approximately $14.7 million, or 31% of the total decline, was a result of the weaker Canadian dollar relative to the U.S. dollar.

International sales in the first quarter of 2015 were $201.1 million, an increase of 5.0% from the same period in 2014. The increase was due primarily to the acquisitions of MSD and Hypteck, which added $15.6 million of revenue in the first quarter of 2015. Excluding the $31.4 million impact from weaker foreign currencies, international sales experienced organic growth of approximately 13% in the first quarter of 2015 compared to first quarter of 2014.

Sales by Sector

Upstream sales in the first quarter of 2015 decreased 13.9% from the first quarter of 2014 to $546.7 million, or 42% of total sales. Excluding acquisitions, the decline in upstream sales was across all segments, and the result of reduced customer spending.

Midstream sales in the first quarter of 2015 increased 23.5% from the first quarter of 2014 to $379.6 million, or 30% of total sales. Sales to both transmission and gas utility customers were up by 35.5% and 7.0%, respectively, over a weak first quarter of 2014. Higher midstream sales were driven by an increase in line pipe sales.

Downstream sales in the first quarter of 2015 increased 0.7% from the first quarter of 2014 to $366.0 million, or 28% of total sales. The downstream sector experienced modest growth in the U.S. and benefitted from the recent acquisitions.

Balance Sheet

Debt outstanding was $1.373 billion at March 31, 2015, a decrease of $80.4 million during the first quarter of 2015. Cash provided by operations was $115.6 million during the first quarter of 2015 primarily due to a reduction in accounts receivable. In addition, cash balances grew to $49.3 million at March 31, 2015 from $25.1 million at the end of 2014.

Conference Call

The Company will hold a conference call to discuss its first quarter 2015 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 1, 2015.  To participate in the call, please dial (412) 902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 15, 2015 and may be accessed by dialing (201) 612-7415 and using pass code 13604615#.  Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2015	2014

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 49,280	$ 25,064
Accounts receivable, net	849,949	974,454
Inventories, net	1,175,614	1,186,946
Other current assets	38,868	35,698
Total current assets	2,113,711	2,222,162

Other assets	28,789	28,534

Property, plant and equipment, net	111,166	116,001

Intangible assets:
Goodwill, net	788,805	806,006
Other intangible assets, net	677,939	701,118

	$ 3,720,410	$ 3,873,821

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 521,617	$ 538,943
Accrued expenses and other current liabilities	140,549	167,825
Deferred income taxes	68,037	69,435
Current portion of long-term debt	7,935	7,935
Total current liabilities	738,138	784,138

Long-term obligations:
Long-term debt, net	1,365,351	1,445,709
Deferred income taxes	219,194	223,705
Other liabilities	22,551	23,054

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,143 and 102,095 issued and outstanding, respectively	1,022	1,022
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,657,742	1,655,696
Retained deficit	(93,560)	(122,625)
Accumulated other comprehensive loss	(190,028)	(136,878)
	1,375,176	1,397,215
	$ 3,720,410	$ 3,873,821

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014

	(In thousands, except per share amounts)
Sales	$ 1,292,290	$ 1,305,679
Cost of sales	1,072,368	1,073,547
Gross profit	219,922	232,132

Selling, general and administrative expenses	159,448	171,389
Operating income	60,474	60,743

Other expense:
Interest expense	(14,596)	(15,148)
Other, net	(3,676)	(8,873)
Income before income taxes	42,202	36,722
Income tax expense	13,137	13,202
Net income	$ 29,065	$ 23,520

Basic earnings per common share	$ 0.28	$ 0.23
Diluted earnings per common share	$ 0.28	$ 0.23
Weighted-average common shares, basic	102,116	101,924
Weighted-average common shares, diluted	102,241	102,738

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2015	2014

Operating activities	(In thousands)
Net income	$ 29,065	$ 23,520
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	5,108	5,177
Amortization of intangibles	15,879	15,730
Equity-based compensation expense	2,456	1,808
Deferred income tax benefit	(8,040)	(6,809)
Amortization of debt issuance costs	1,148	1,352
(Decrease) increase in LIFO reserve	(237)	1,315
Change in fair value of derivative instruments	743	3,563
Provision for uncollectible accounts	1,153	244
Foreign currency losses (gains)	4,155	(1,636)
Other non-cash items	804	783
Changes in operating assets and liabilities:
Accounts receivable	103,160	(39,335)
Inventories	(8,612)	(46,141)
Income taxes payable	11,151	22,013
Other current assets	(4,277)	4,934
Accounts payable	(6,007)	(45,696)
Accrued expenses and other current liabilities	(32,025)	(15,140)
Net cash provided by (used in) operations	115,624	(74,318)

Investing activities
Purchases of property, plant and equipment	(4,410)	(1,957)
Proceeds from the disposition of property, plant and equipment	492	551
Acquisitions, net of cash acquired	-	(247,201)
Other investment and notes receivable transactions	(2,922)	(734)
Net cash used in investing activities	(6,840)	(249,341)

Financing activities
Payments on revolving credit facilities	(321,564)	(451,808)
Proceeds from revolving credit facilities	243,250	781,114
Payments on long-term obligations	(1,984)	(1,984)
Debt issuance costs paid	-	(90)
Proceeds from exercise of stock options	84	329
Tax benefit on stock options	-	(9)
Other	(109)	-
Net cash (used in) provided by financing activities	(80,323)	327,552

Increase in cash	28,461	3,893
Effect of foreign exchange rate on cash	(4,245)	1,059
Cash -- beginning of period	25,064	25,188
Cash -- end of period	$ 49,280	$ 30,140

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	March 31,	March 31,
	2015	2014

	(In millions)
Net income	$ 29.1	$ 23.5
Income tax expense	13.1	13.2
Interest expense	14.6	15.1
Depreciation and amortization	5.1	5.2
Amortization of intangibles	15.9	15.7
(Decrease) increase in LIFO reserve	(0.2)	1.3
Change in fair value of derivative instruments	0.7	3.6
Equity-based compensation expense (1)	2.5	1.8
Loss on sale of Canadian PCP business (2)	-	6.2
Severance and related charges (3)	1.8	-
Foreign currency losses (gains)	4.1	(1.6)
Adjusted EBITDA	$ 86.7	$ 84.0

Notes to above:

(1)	Recorded in SG&A.
(2)	Charge (pre-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(3)	Charge (pre-tax) for employee severance and related charges associated with the company’s cost reduction initiatives recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 219.9	17.0%	$ 232.1	17.8%
Depreciation and amortization	5.1	0.4%	5.2	0.4%
Amortization of intangibles	15.9	1.2%	15.7	1.2%
(Decrease) increase in LIFO reserve	(0.2)	(0.0%)	1.3	0.1%
Adjusted Gross Profit	$ 240.7	18.6%	$ 254.3	19.5%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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